Exhibit 10.7

PARABILIS MEDICINES, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Non-Employee Director Compensation Policy (the “Policy”) of Parabilis Medicines, Inc., a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). This Policy will become effective as of the effective time of the registration statement for the Company’s initial public offering of its equity securities (the “Effective Date”). In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as Outside Directors as set forth below:

Cash Retainers

Annual Retainer for Board Membership: $40,000 for general availability and participation in meetings and conference calls of our Board of Directors, to be paid quarterly in arrears, pro-rated based on the number of actual days served by the director during such calendar quarter. No additional compensation will be paid for attending individual meetings of the Board of Directors.

Additional Annual Retainer for Non-Executive Chairperson/Lead Independent Director:	$30,000/$25,000

Additional Annual Retainers for Committee Membership:

Audit Committee Chairperson:	$20,000

Audit Committee member (other than Chairperson):	$10,000

Compensation Committee Chairperson:	$15,000

Compensation Committee member (other than Chairperson):	$7,500

Nominating and Corporate Governance Committee Chairperson:	$10,000

Nominating and Corporate Governance Committee member (other than Chairperson):	$5,000

Science and Technology Committee Chairperson:	$15,000

Science and Technology member (other than Chairperson):	$7,500

Equity Retainers

All grants of equity retainer awards to Outside Directors pursuant to this Policy will be automatic and nondiscretionary and will be made in accordance with the following provisions:

IPO Award. Upon the Effective Date, (i) each Outside Director serving as a member of the Board of Directors as of such date will receive an Annual Award (as defined below) (the “IPO Award”). IPO Awards will have an exercise price per share equal to the per share “price to the public” (or equivalent) set forth on the cover page for the final prospectus relating to the Company’s initial public offering, expire ten years from the date of grant and vest in full on the earlier of (A) the one-year anniversary of the grant date or (B) the next Annual Meeting of Stockholders; provided, however, that all vesting will cease if the director's Service Relationship (as defined in the Company's 2026 Stock Option and Inventive Plan, as amended from time to time) is terminated, unless the Board of Directors determines that the circumstances warrant continuation of vesting.

Initial Award: Upon his or her initial election to the Board of Directors, each Outside Director will receive an initial, one-time stock option award (the “Initial Award”) to purchase 71,479 shares of Company common stock, up to a maximum Value (as defined below) of $600,000, which shall vest in equal monthly installments over three years from the date of grant, provided, however, that all vesting shall cease if the director’s Service Relationship is terminated, unless the Board of Directors determines that the circumstances warrant continuation of vesting. The Initial Award shall expire ten years from the date of grant, and shall have a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2026 Stock Option and Incentive Plan, as amended from time to time) of the Company’s common stock on the date of grant. This Initial Award applies only to Outside Directors who are first elected to the Board of Directors subsequent to the Effective Date.

Annual Award: On each date of each Annual Meeting of Stockholders of the Company following the Effective Date (the “Annual Meeting”), each continuing Outside Director, other than a director receiving an Initial Award, will receive an annual stock option award (the “Annual Award”) to purchase 35,739 shares of Company common stock, up to a maximum Value (as defined below) of $300,000, which shall vest in full upon the earlier of (i) the first anniversary of the date of grant or (ii) the date of the next Annual Meeting; provided, however, that all vesting shall cease if the director’s Service Relationship is terminated, unless the Board of Directors determines that the circumstances warrant continuation of vesting. Such Annual Award shall expire ten years from the date of grant, and shall have a per share exercise price equal to the Fair Market Value of the Company’s common stock on the date of grant. If a new Outside Director joins the Board of Directors on a date other than the date of the Annual Meeting, then in lieu of the above, such Outside Director will be granted a pro-rata portion of the Annual Award at the next Annual Meeting following the Outside Director’s appointment, based on the time between the Outside Director’s appointment and the next Annual Meeting following the Outside Director’s appointment (the “Pro-Rated Annual Grant”). The Pro-Rated Annual Grant will vest in full upon the earlier of (i) the first anniversary of the date of grant or (ii) the date of the next Annual Meeting; provided, however, that all vesting ceases if the Outside Director’s Service Relationship is terminated, unless the Board of Directors determines that the circumstances warrant continuation or acceleration of vesting. The Pro-Rated Annual Grant shall expire ten years from the date of grant, and shall have a per share exercise price equal to the Fair Market Value of the Company’s common stock on the date of grant.

Value: For purposes of this Policy, “Value” means with respect to (i) any stock option award, the grant date fair value of the option (i.e., Black-Scholes Value) determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under Financial Accounting Standard Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718; and (ii) any award of restricted stock or restricted stock units the product of (A) the average closing market price on the Nasdaq Global Market (or such other market on which the Company’s common stock is then principally listed) of one share of the Company’s common stock over the trailing 30-trading day period ending on the last trading day immediately prior to the grant date and (B) the aggregate number of shares of common stock underlying such award.

Sale Event Acceleration: All outstanding Initial Awards and Annual Awards (including Pro-Rated Annual Grants) held by an Outside Director shall become fully vested, exercisable (if applicable) and nonforfeitable upon a Sale Event (as defined in the Company’s 2026 Stock Option and Incentive Plan, as amended from time to time).

Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by Outside Directors in attending meetings of the Board of Directors or any committee thereof.

Maximum Annual Compensation

The aggregate amount of compensation, including both equity compensation and cash compensation, paid by the Company to any Outside Director in a calendar year for services as an Outside Director shall not exceed $750,000 (or such other limit as may be set forth in Section 3(b) of the Company’s 2026 Stock Option and Incentive Plan, as amended from time to time, or any similar provision of a successor plan); provided, however, that in the first calendar year in which an individual becomes an Outside Director, the aggregate amount of all equity compensation awarded and all other cash compensation paid by the Company to such Outside Director for services as an Outside Director shall not exceed $1,000,000 (or such other limit as may be set forth in Section 3(b) of the Company’s 2026 Stock Option and Incentive Plan, as amended from time to time, or any similar provision of a successor plan). For this purpose, the “amount” of equity compensation paid in a calendar year shall be determined based on the grant date fair value thereof, as determined in accordance with FASB ASC Topic 718 or its successor provision, but excluding the impact of estimated forfeitures related to service-based vesting conditions.

Adopted May 28	, 2026.